Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated April 20, 2006, except for the matter discussed in Note 1f and Note 21b, as to which the date is July 17, 2006, with respect to the consolidated financial statements of M-Systems Flash Disk Pioneers Ltd and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2005 incorporated by reference in the SanDisk Corporation Current Report on Form 8-K/A dated November 27, 2006, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	KOST, FORER, GABBAY & KASIERER
November 27, 2006	A Member of Ernst & Young Global